CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2008, accompanying the financial statements of South Carolina Investors' Quality Tax-Exempt Trust, Series 72 (included in Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 196) as of February 29, 2008, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended February 29, 2008, contained in this Post-Effective Amendment No. 14 to Form S-6 (File No. 33-60382) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
June 24, 2008